Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statements (Form S-3 Nos. 333-278448 and 333-279038) of APA Corporation and in the related Prospectuses,

(2)Registration Statement (Form S-4/A No. 333-276797) of APA Corporation, including the post-effective amendment thereto on Form S-8, and in the related Prospectuses, and

(3)Registration Statement (Form S-8 No. 333-253754) of APA Corporation and in the related Prospectuses;

of our reports dated February 26, 2026, with respect to the consolidated financial statements of APA Corporation and subsidiaries and the effectiveness of internal control over financial reporting of APA Corporation and subsidiaries, included in this Annual Report (Form 10-K) of APA Corporation for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Houston, Texas
February 26, 2026